RE-SELLER AUTHORIZATION AGREEMENT
(Clear Choice)

This Reseller Agreement (the "Agreement") is effective Dec 01 2023

BETWEEN: **Clear Touch Interactive, Inc.** (the "Company"), a company organized and existing under the laws of the State of South Carolina, with its principle office located at:

1100 Thousand Oaks Blvd
Greenville, SC 29607

AND: Diamond Technology Solutions, LLC (the "Reseller"), a company organized and existing under the laws of the State of Pennsylvania, with its head office located at:

831 W North Ave.
Pittsburgh, PA 15233

Whereas, Clear Touch Interactive is a manufacturer and supplier of interactive flat panels, associated software and accessories, and professional development training ("Product" or "Products")

1. **APPOINTMENT**

1.1 **Appointment**

Company appoints Reseller and Reseller accepts appointment as a non-exclusive reseller to market, sell, lease, install and service Company products ("Products") within the Territory stated in Exhibit A to consumers.

1.2 **Products Covered**

Company Products means the products, which include, but may not be limited to, interactive flat panels and accessories agreed to between the parties from time to time with any exclusions, additions or discounts Company may make.

1.3 **Sub-Resellers**

Reseller shall not, without Company's prior written approval, appoint sub-resellers, resellers or agents ("Sub-resellers") to market, sell, or lease Company Products. Reseller shall be liable for the acts and omissions of any such Sub-resellers. Should Reseller resell Products to any Sub-reseller, and Products are further resold, the final end-user may not receive manufacture warranty or technical support.

1.4 **Sales Outside Territory**

Reseller shall in no way market, distribute, export, sell, lease or install Company Products outside the Territory without Company's prior written approval. Company will not ship on any Purchase Orders ("P.O's") issued by Reseller outside the Territory.

2. OBLIGATIONS OF RESELLER

2.1. Marketing and Product Support

Reseller shall use their best efforts to market and sell Company Products in the Territory and shall comply with the policies, programs, and requirements regarding marketing and product support as may be communicated by Company to Reseller from time to time; provided, however, that in order to avoid conflict among Company's distribution channels. Reseller shall not, without prior written authorization from Company, resell Company Products in a retail environment that includes any type of store, shop, or other similar physical premises into which customers or potential customers are invited for the purpose of purchasing or potentially purchasing any product from Reseller.

2.2. Advertising

Reseller shall adhere to the Company's advertising policies and programs as may be communicated by Company to Reseller from time to time.

2.3. Customer Support and Service Reseller Shall:

a) Supply Company with such data as Company requests regarding Reseller's sales to customers for Company's own reporting purposes;

b) Participate fully in Company campaigns to notify customers of any retrofit or recall of Company Products;

c) Use only Company-approved spare parts for any repair, servicing and maintenance of Company Products it provides under warranty;

d) Comply with laws and regulations applicable to "used" or returned merchandise and never refurbish, place in inventory, or resell as "new" any Company Products returned to Reseller for post-sale repair; and

e) Instruct its customers on how to obtain replacement parts under warranty, including, when Reseller wants its customers to contact Company directly, the use of Company's Return Merchandise Authorization ("RMA") procedures.

f) Acknowledge and agree to the terms and conditions set forth within the Clear Choice Partner Program documentation, herein supplied as Exhibit D.

2.4. Observance of Company Policies

Company will keep Reseller informed of Company's customer support policies and procedures, and Reseller agrees to follow such policies and procedures to resolve any customer support issues.

2.5. Reseller's Warehouse

All Products shipped to Reseller shall be maintained in Reseller's warehouse facility and shall be insured against any damage or loss. Title exchange occurs upon delivery of product to customers location.

2.6. Non-Exclusive Marketing Arrangement

During the term of this Agreement, Company will be the non-exclusive provider of Interactive Flat Panels ("IFP") to Reseller. Reseller may sell, offer for sale or solicit sales for products of any IFP manufacturer other than Company.

3. OBLIGATIONS OF COMPANY

3.1. Supply of Company Products

Company shall endeavor to manufacture, assemble and ship Company Products to Reseller in a timely manner. Should shortages occur, Company may allocate its production as it deems appropriate, may delay or stop shipments, and may send partial shipments with or without prior notice.

3.2. Marketing Assistance

Company will provide marketing support services and training programs beyond Academy on-line training to Reseller on a case-by-case or chargeable basis.

4. ORDERING AND DELIVERY OF COMPANY PRODUCTS

Company products and services will be available for order and delivery only from authorized distributors. Authorized distributors provide company products and services to authorized resellers with a valid resale certificate. Authorized Distributors are shown in "Exhibit E – Authorized Distributors".

5. RETURNED MERCHANDISE

Company will accept returns for defective Products in accordance with the applicable Company Limited Warranties which are available upon request.

6. TRADEMARKS, TRADE NAMES

Reseller acknowledges that Company and/or its parent or affiliates are the sole and exclusive owners of the name "Clear Touch" and any abbreviations or variations thereof, and of any and all of Company's trademarks and trade names, service marks, trade logos and trade dress (collectively "Trademarks") as Company may unilaterally amend periodically (registered or not). Reseller agrees not to register or use any mark(s) that are similar enough to be construed as Company Trademarks. Reseller acquires no rights to the Trademarks, and Reseller hereby assigns and transfers to Company all rights that it may acquire in and to the Trademarks, whether by operation of law or otherwise. Any approval for Reseller's use of any Company Trademark shall be made pursuant to Company Trademark usage guidelines and with written permission from Company.

7. **SOFTWARE**

7.1. **Software as Component**

Company Products include as components certain software programs (collectively "Programs") proprietary to Company or licensed by it from third-party vendors, which may be periodically updated and substituted. Company has all rights necessary for it to market and distribute the Programs as Company Product components, as well as the right and authority to conclude this Agreement and to grant rights hereunder regarding the Programs. Title to the Programs remains with the Company and/or their licensors, and Reseller has no rights to transfer them except as stated below.

7.2. **Distribution Rights**

Subject to the use license in Section 8.3 below, Company grants to Reseller during the Term a non-transferable right to transfer to end users within the Territory the copies of the Programs it obtains under this Agreement only as components of Company Products, subject to the following terms & conditions:

a) Reseller shall sell or lease Company Products with the Program packages as integral parts and shall abide by all terms and conditions imposed by the Programs' licensors. It shall not open the Program packages or end user license packets or separate such Program packages (including documentation and end user licenses) from the Company Products. Reseller shall not copy or reproduce any Program (except as stated herein or in any Program's pre-packaged license agreement), or modify, reverse engineer, disassemble, or de-compile any Program in any way.

b) Reseller shall promptly notify Company of any unauthorized use or copying of any Program, and will take at Reseller's expense (but at Company's option and under Company's control and direction) legal action to prevent or stop any unauthorized use or copying of the Programs by anyone that has obtained the Programs due, in substantial part, to Reseller's fault.

c) Termination of this Agreement will automatically and immediately terminate Reseller's rights under this Section.

7.3. **Use License**

Reseller shall pass on to end users of each Company Product a license to use the Programs in the form of a "break-the-seal" end user license agreement contained in the Programs' packages.

7.4. **Compliance with Import Regulations**

Reseller shall comply with all United States export control regulations, licensing or other requirements applicable to the Programs.

7.5. **Disclaimer of Warranties and Limitation of Liability**

EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT OR IN ANY PRE-PACKAGED LICENSE AGREEMENT FOR A COMPANY PRODUCT COMPONENT, COMPANY (ON BEHALF OF ITSELF AND ITS LICENSORS) DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PROGRAMS, INCLUDING ALL IMPLIED CONDITIONS OR WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS

FOR A PARTICULAR PURPOSE WITH RESPECT TO DEFECTS IN COMPANY PRODUCTS, COMPACT DISKS OR OTHER PHYSICAL MEDIA AND DOCUMENTATION, OPERATION OF THE PROGRAMS AND ANY APPLICATION OR USE OF THE PROGRAMS. IN NO WAY SHALL COMPANY (OR ITS LICENSORS) BE LIABLE FOR ANY LOSS OF PROFIT OR ANY OTHER COMMERCIAL DAMAGE, INCLUDING BUT NOT LIMITED TO SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES.

8. TERM

This Agreement's term ("Term") shall begin on the Effective Date and continue for 36 months, and shall be automatically renewed for 2 additional 12 month terms up to a maximum term of 5 years, provided that either party hereto may terminate this Agreement at any time with 30 days' advance written notice, and further provided that this Agreement shall terminate automatically if Reseller makes no purchases from Company hereunder for a period of 90 calendar days, such termination to be effective as of the next calendar day after such period elapses.

9. TERMINATION

9.1. Termination Without Cause

Either party can terminate this Agreement without cause by giving 90 days' written notice to the other.

9.2. Termination for Cause

This Agreement may be terminated for cause upon written notice:

a) By either party upon 30 days' written notice if the other commits a material breach of the Agreement and fails to cure it within the 10 days from the date the party receives written notice of breach;

b) By Company immediately if Reseller files for or has instituted against it any proceedings as to its bankruptcy, insolvency, reorganization, liquidation, receivership, or dissolution or there is an assignment for the benefit of creditors;

c) By Company upon 30 days' written notice (i) if Reseller becomes ineligible to receive approval for any license or export documents necessary to buy or resell Company Products; (ii) if Reseller tries to register this Agreement with any government conferring any exclusivity upon Reseller; (iii) if Reseller assigns this Agreement without Company's prior written consent; (iv) upon substantial change in Reseller's ownership; or (v) if any change or enactment of law or regulation after the date of this Agreement interferes, in Company's opinion, with the parties' rights or obligations stated herein.

9.3. EFFECT OF TERMINATION

a) Upon termination of this Agreement, Company may terminate any or all unfilled orders.

b) Upon termination, Reseller shall immediately stop all marketing, promotion, advertising or reference to Company Products and shall have no further rights to use Company's marketing, promotion or advertising materials or other resources.

c) Termination will discharge and release Company from all obligations and liability under this Agreement, except as it expressly accepts for unfulfilled orders. The sole fact of this Agreement's termination shall not make either party liable to the other for any compensation, reimbursement, losses or damages whatsoever, though Reseller shall remain obligated to pay all outstanding balances on its Company Product purchases.

10. CONFIDENTIALITY

10.1. Confidential Information

Prior to and during the Term hereof, Company may convey to Reseller the Company's proprietary, confidential and/or trade secret information about Company Products, services, pricing, channel programs, strategy and analysis. "Confidential Information" means information created, compiled or gathered by the Company that is related to the business of the Company, whose secrecy is valuable to the Company and not generally known to or readily available or ascertainable by the public or competing businesses. Confidential Information confers a competitive advantage on the Company or its affiliates by being secret and disclosure would be detrimental to the Company or its affiliates. Confidential Information includes but is not limited to financial statements, financial projections and budgets, historical and projected sales, capital spending plans, the names and backgrounds of key personnel, customer lists and customer information, personnel training and techniques and materials, marketing plans or market expansion proposals, pricing lists, channel programs, in whatever form. "Trade Secret" means any information or compilation of information that derives independent economic value from being secret, is not generally known to the public, cannot be readily ascertainable by proper means by the public or any other person, and is the subject of reasonable measures to maintain its secrecy and/or that is defined as a "trade secret" under the South Carolina Trade Secrets Act, S.C. Code Ann. § 39-8-10 *et seq.* Some of the Company's Confidential Information may also be deemed a Trade Secret of the Company.

Reseller shall not disclose to any third party any such information marked CONFIDENTIAL, PROPRIETARY, STRICTLY PRIVATE, or INTERNAL DATA, or which, though not so marked, could reasonably be construed as confidential or sensitive, such as the terms of this Agreement, nor shall it use any such Confidential Information or Trade Secrets for its own benefit, except as provided herein. Any reliance on such Confidential Information or Trade Secrets are at Reseller's own risk. Nothing in this Section grants or implies any rights by license, estoppel, or otherwise. Confidential Information does not include information (i) in the public domain at the time of disclosure or which enters the public domain after such disclosure through no fault of Reseller, (ii) generally disclosed to third parties by Company without restriction, (iii) communicated to Reseller by a third party with the unrestricted right to do so, or (iv) approved for release by Company in writing.

The terms of this provision regarding Trade Secret(s) and Confidential Information shall survive termination of this Agreement for any reason.

10.2. Presentations and Planning

Company's oral and visual presentations describing Company Products and plans, business and product plans, and any inspections thereof by Reseller or its personnel shall all be deemed Confidential Information under this Agreement whether so marked or not.

11. EXPORT CONTROLS

11.1 Compliance with Laws

Reseller shall comply with all United States export laws and regulations applicable to Company

Products, and shall obtain any licenses required for export.

11.2 Products of United States Origin Technology

Reseller may sell Company Products only to end-users within the Territory, and shall not export any Company Products, including Programs, or any direct products thereof without Company's advance written approval and, if required, United States Government permission. This requirement shall survive termination or expiration of this Agreement. Reseller shall not do business with any person or firm identified by the United States government as being denied the right to receive any United States product.

12. LIMITATION OF LIABILITY AND REMEDIES; INDEMNITY

12.1. Limitation of Liability; Sole Remedy

Any liability of Company under this Agreement is expressly limited to the price paid by Reseller for the Company Products involved. Reseller's sole remedy against Company in any dispute concerning this Agreement shall be to seek recovery of that amount, upon payment of which Company shall be released from all further obligations and liability to Reseller.

12.2. Indemnity

a) Except as otherwise stated herein, Reseller shall indemnify and hold harmless Company and company Agents including but not limited to, Company's parent or subsidiary companies, successors, assigns, executives, and representatives ("Agents") against any and all claims, legal actions, losses, damages, liabilities, costs and expenses asserted against, imposed upon or incurred by Company arising out of or relating to (i) any misrepresentation or breach of warranty or covenant by Reseller under this Agreement; (ii) any actual or alleged act or omission of Reseller in the course of its performance hereunder; (iii) death or injury to any person or damage to any property resulting from any product or part (a) not supplied by Company, (b) supplied by Company but changed, modified, adapted or refitted without Company's written authorization, (c) not in Company's standard inventory but purchased by Company at Reseller's direction, or (d) manufactured to Reseller's design, as well as any claim of infringement arising from the use of any Product with any other product as a combination not furnished by Company.

b) Company warrants and represents that the Products shall be delivered with good title free of any rightful third-party claim of infringement of any patent, copyright, trademark, trade secret or other intellectual property right recognized or registered within the United States and its possessions. Company shall defend Reseller from all claims, suits, damages, costs, expenses or liabilities actually incurred by Reseller as a result of any such claim. If a Product or part thereof is held to constitute an infringement and its intended use is enjoined, Company shall at its option procure for Reseller the right to continue using the Product or part, replace it with a non-infringing Product or part, modify it to become non-infringing, or remove it and refund its purchase price (less depreciation and amortization). This Section does not apply to

    i) any product or part not supplied by Company;

    ii) any Product or part supplied by Company which is changed, modified, adapted or refitted without Company's express written approval;

iii) any Product or part not in Company 's standard inventory but purchased by it at Reseller's direction;

iv) any Product or part manufactured to Reseller's design or

v) any claim of infringement arising from the use of any Product in combination with any other product not furnished by Company. THIS INDEMNITY IS COMPANY'S SOLE LIABILITY AND RESELLER'S SOLE REMEDY FOR INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT.

13. **WARRANTIES AND REPRESENTATIONS**

The Products are covered by the limited warranties in effect at the time the Products are delivered, on standard terms and conditions supplied with each product shipped and which are incorporated herein by this reference. Should Reseller resell Products to any entity other than an end-user, and Products are further resold, the final end-user may not receive any Company warranty or technical support.

14. **BUSINESS STANDARDS; PRODUCT SERVICE PROVISION**

14.1. **Conflicts of Interest**

Reseller confirms that it has revealed all information in writing pertaining to possible conflicts of interest created by sale of competing products or services or arising from other positions or contracts held by Reseller and represents that no conflict of interest exists. Reseller shall disclose to Company in writing any future circumstances which could create possible conflicts of interest as soon as they become known by Reseller.

14.2. **Ethical Standards**

Directors, officers, or employees of Reseller shall not, directly or indirectly, offer, promise or pay any bribes or other improper payments for the purposes of promoting Company Product sales to any individual, corporation, government official or agency, or other entity. No gift, benefit or contribution in any way related to Company or the sale of Company Products shall be made to political or public officials or candidates for public office or to political organizations, regardless of whether such contributions are permitted by local laws. Reseller shall generally abide by all Company policies and standards regarding conflicts of interest and ethics as may be adopted by Company or otherwise communicated to Reseller from time to time, such policies and standards being incorporated herein by this reference.

14.3. **Authorized Service Provider Program**

In the event Reseller is approved by Company as an Authorized Service Provider for Company Products, Reseller shall at all times during the period of such designation adhere to the standard terms, conditions, rules and policies of the Company Authorized Service Provider Program as may be issued by Company from time to time, and shall be solely responsible for all its acts and omissions in the course of acting as an Authorized Service Provider for Company Products.

14.4 Legal Compliance

Reseller also acknowledges and agrees that it shall be obligated to comply with all applicable laws, orders, rules of governmental agencies without limitation all: consumer protection laws, laws governing the use of trade secrets and other proprietary information; employment law; and laws related to the sale, installation, repair, and warranty service of the products.

14.5 Reseller Representation

Reseller acknowledges and agrees that it shall make no representations, guarantees or statements regarding the features, quality or characteristics, of the Products beyond those contained within the materials supplied by Company to the Reseller without first obtaining approval from the Company.

14.6 Reseller Responsibilities

Reseller also acknowledges and agrees to that it shall be obligated to maintain sufficient sales and technical knowledge of the Products and to act consistently with all marketing, channel programs, support and maintenance policies, terms and conditions as may be communicated by Company.

15. FORCE MAJEURE

Company shall not be liable for any failure to perform due to causes beyond its control, including but not limited to fire, flood, earthquake, explosion, accident, acts of public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine, labor disputes or shortages, transportation embargoes, failures or delays, inability to secure raw materials or machinery, acts of God or government (including denials of or onerous restrictions on export licenses), any such event of force majeure affecting Company's third-party suppliers, or judicial action. Similar causes shall excuse Reseller for failure to take Company Products ordered by Reseller other than those already in transit or specially fabricated or not readily saleable to other buyers.

16. GENERAL PROVISIONS

16.1. Parties' Relationship

Company's and Reseller's relationship is solely that of independent seller and buyer with the right to resell. Reseller is authorized to resell Company Products (and, if applicable, to act as an Authorized Service Provider) in its own name but not to receive any commissions from Company. Reseller has no express or implied authority to assume or create any obligation on Company's behalf, and shall disclaim any such authority whenever necessary to avoid confusion. In no case shall Reseller or any of its sub-resellers, if any, be deemed Company's agents or representatives, nor shall Reseller or any of its Sub-resellers, if any, have the right to conclude any contract or commitment in Company's name, or to make any representation, guarantee or warranty on behalf of Company or any of its licensors to any third party, including end-users.

a) **The Company may choose to elect independent sales representation as Agents within defined Territories. It is understood that the Independent Representative Companies (Representatives) do not have the authority to make any commitments, assume or create any obligations, express or implied, on behalf of the Company.**

16.2. Governing Law; Venue

The parties hereto acknowledge and agree that this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of South Carolina regardless of the domicile or resident of the respective parties and without regard to any conflict of laws. The parties to this Agreement hereby agree that the federal and/or state courts of the State of South Carolina shall have the sole and exclusive jurisdiction regarding any matter arising from the interpretation, purpose, effect, or operation of this Agreement, regardless of the residence, now or in the future, of any party hereto. The Parties consent to exclusive venue in Greenville County, South Carolina, and waive any rights they may have to assert jurisdiction or venue in any other court, administrative forum, or other adjudicative body. The parties further waive any defense or grounds for dismissal by claiming they are not subject to the jurisdiction of the courts in Greenville County, South Carolina.

16.3. **Severability**

If any provision of this Agreement shall be declared void, invalid, or illegal, the validity or legality of all other provisions of the Agreement shall not be affected thereby.

16.4. **Notices**

Except as otherwise provided in this Agreement, all notices, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by facsimile, other electronic means or nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made at such party's address as set forth below, or to such other address as such party may designate in writing to the other party from time to time in accordance with the provisions hereof, and shall be deemed given when personally delivered, when sent electronically or 3 business day after being sent by overnight courier.

To Reseller:

Diamond Technology Solutions, LLC
831 W North Ave.
Pittsburgh, PA 15233

To Company:

Clear Touch Interactive, Inc.
1100 Thousand Oaks Blvd
Greenville, SC 29607

EITHER PARTY MAY CHANGE THE ADDRESS TO WHICH NOTICE MUST BE SENT BY GIVING WRITTEN NOTICE OF SUCH CHANGE TO THE OTHER PARTY IN THE MANNER PROVIDED HEREIN.

16.5. **Assignability**

Reseller shall not assign or transfer this Agreement without Company's prior written consent, upon which this Agreement shall bind and inure to the benefit of the assigns. Company may assign this Agreement to its affiliate upon written notice to Reseller.

16.6. **Dispute Resolution**

All material disputes between the parties arising from this Agreement shall be resolved by the following procedures.

a) A letter shall be sent from the party raising the dispute to the other party in accordance with the notice provisions of Section 17.4, identifying with particularity the nature of the dispute, the proposed resolution of the dispute ("Proposed Resolution"), and the executives from the party raising the dispute who are authorized to resolve the dispute ("Demand Letter"). The Demand Letter shall include the facts supporting such party's position on the dispute and include copies of any written materials.

b) The party receiving the Demand Letter shall have ten (10) Business Days to send a written response ("Response Letter"), which shall be sent in accordance with Section 17.4. The

Response Letter must accept the Proposed Resolution in the Demand Letter or offer some other resolution.

i) If the Response Letter accepts the proposed resolution in the Demand Letter or no Response Letter has been received within ten (10) Business Days, then the Proposed Resolution shall be promptly implemented by the parties and shall, where applicable, be considered an amendment of this Agreement.

ii) If the Response Letter offers some other resolution, it shall include all facts supporting the responding party's position on the dispute, include copies of any written materials, and identify the executives of the responding party who are authorized to resolve the dispute. The executives identified in the Demand Letter and Response Letter shall meet one or more times and exchange such additional written materials and proposals as needed to reach a resolution of the matter or for one of them to declare an impasse.

c) The party declaring an impasse shall obtain a list of 3 mediators from the United States Judicial Arbitration and Mediation Service ("JAMS") acceptable to that party and send such list to the other party. Within 10 Business Days, the other party shall select one of the 3 mediators. If the other party fails to select a mediator within 10 Business Days, then the party declaring the impasse shall ask JAMS to select a mediator. The Mediation shall be held in Greenville County, South Carolina.

d) The mediator shall immediately arrange a conference call with the executives identified in the Demand Letter and Response Letter. In the initial conference, the mediator shall set a place and a time where the executives and mediator may resolve the dispute ("Mediation"). The Mediation must take place within 10 Business Days of the initial conference call. The parties shall each pay one half of the costs of the mediator unless directed otherwise by the mediator.

e) At least 24 hours prior to the Mediation, each party shall submit to the mediator the Demand Letter and Response Letter, any additional written materials exchanged prior to the declaration of an impasse, and the party's final proposal to resolve the dispute ("Final Proposal"). No other written materials may be submitted to the mediator or used in the Mediation.

f) The Mediation shall be attended only by the mediator and the executives identified in the Demand Letter and Response Letter and their counsel. The Mediation shall take no more than 3 days. If at the end of the Mediation the parties have not reached a mutual resolution, then either party may proceed with filing suite.

16.7. **No Waiver**

Any failure of either party to enforce at any time, or for any period of time, any provision of this Agreement, shall not constitute a waiver of such provision or in any way affect the validity of this Agreement.

16.8 Modification

No amendment, modification, or waiver of this Agreement shall be binding or effective for any purpose unless it is made in writing signed by the Party against which enforcement of such amendment, modification or waiver is sought, except for amendment to any of the Exhibits to this Agreement which may be modified by the Company in its sole discretion upon written notice to Reseller. No course of dealing between the Parties to this Agreement shall be deemed to

affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of Company in the exercise of any of their rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Company of any such right or remedy shall preclude other or further exercises thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion

16.9. **Complete Agreement**

This Agreement with its Exhibits contains the parties' entire Agreement and supersedes all previous communications, representations or agreements, oral or written, regarding its subject matter. No addition to or modification hereof shall bind either party unless reduced to writing and duly executed by the parties as this Agreement was, subject, however, to revisions of Exhibits A, B, C and E, which Company may revise at any time pursuant to Section 16.8.

16.10. **Exhibits**

All Exhibits attached hereto are incorporated herein by this reference, and Company has the right to amend in writing any of those Exhibits in its sole discretion.IN WITNESS WHEREOF, this Agreement has been executed by the parties' authorized representatives on the date first written above.

COMPANY	RESELLER
Brad Browning	Vik Grover
Authorized Signature	Authorized Signature
Brad Browning Director of Channels	Vik Grover President
Print Name and Title	Print Name and Title
Dec 01 2023 10:03 EST	Dec 06 2023 10:09 EST
Date:	Date:

EXHIBIT A
COMPANY'S RESELLER TERRITORY LIST

Reseller's Territory/Territories shall be defined as the localities identified in this exhibit. Prior to any termination of this agreement, Company will send written notice to the Reseller.

Localities identified herein:

GEOGRAPHY

NA

VERTICAL MARKET(S)

NA

RESTRICTION(S)

None

Clear Touch Interactive BB

RESELLER NAME VG

EXHIBIT B

COMPANY'S RESELLER PRICE LIST

Company's Reseller Price List applies to all product purchases, and will be updated from time to time.

Products descriptions identified herein: **Interactive Flat Panel Accessories / Interactive Panel Accessories/Extended Warranties/Professional Development training services/Software Licenses.**

Products discounts identified herein: Discounts are per the Clear Choice Partner Program Tier level and the available discounts afforded Reseller under the Clear Choice Partner Program.

Products descriptions identified herein:

Clear Touch Interactive BB

RESELLER NAME VG

EXHIBIT C

COMPANY PURCHASE ORDER FORM

Reseller's standard purchase order will be sufficient to constitute an order, but no terms and conditions stated on Reseller's purchase order will have any effect on the terms of this Agreement and are superseded in their entirety by this Agreement.

Reseller must also include the following end user/customer data:

- Account Name
- City
- State/Province
- Country

Clear Touch Interactive BB RESELLER NAME VG

EXHIBIT D

CLEAR CHOICE PARTNER PROGRAM

Attachment

Clear Choice Partner Program Brochure

Clear Touch Interactive BB

RESELLER NAME VQ

EXHIBIT E

Authorized Distributors

1. Clear Touch Interactive
~~2. Wesco/Liberty- WBAV~~
~~3. Anixter~~
~~4. Accu-tech~~

Clear Touch Interactive BB

Diamond Technology Solutions, LLC VG